Exhibit 99.1
    NEWS
MEDIA CONTACTS:
Bob Pearson, Jess Blackburn
(512) 728-3256, (512) 725-0187
bob_pearson@dell.com
jess_blackburn@dell.com
INVESTOR CONTACTS:
Lynn A. Tyson, Robert Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com
robert_williams@dell.com
DELL RECEIVES NOTICE FROM NASDAQ DUE TO DELAY IN FILING OF FORM 10-Q
ROUND ROCK, Texas, September 21, 2006 — Dell announced today that the company plans to request a hearing before a NASDAQ Listing Qualifications Panel in response to the receipt on Sept. 15 of a NASDAQ Staff Determination letter indicating Dell is not in compliance with the filing requirement for continued listing as set forth in Marketplace Rule 4310(c)(14).
     As anticipated, the letter was issued in accordance with NASDAQ rules due to the delayed filing of the company’s Form 10-Q for the quarter ended Aug. 4, 2006. Pending a decision by the panel, Dell shares will remain listed on The NASDAQ Stock Market.
     As previously announced, Dell is unable to file its Form 10-Q for the quarterly period ended Aug. 4, 2006, because of questions raised in connection with an informal investigation by the U.S. Securities and Exchange Commission (SEC) into certain accounting and financial reporting matters, and the subsequently initiated independent investigation by the audit committee of its board of directors. The SEC requests for information were joined by a similar request from the United States Attorney for the Southern District of New York, who has

subpoenaed documents related to the company’s financial reporting from 2002 to the present. The company said it will file the report as soon as possible.
About Dell
     Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any computer company, placing it No. 25 on the Fortune 500. Company revenue for the last four quarters was $57.4 billion. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS.
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